File No. 811-07703

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM N-8A

  AMENDED NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby amends its notification of registration filed with the Securities and Exchange Commission on July 10, 1996 pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such amendment of notification of registration submits the following amended information:

Name:    SOMERSET EXCHANGE FUND

           Registrant filed its initial Notification of Registration (the "Notification") pursuant to Section 8(a) of the Investment Company Act of 1940 on July 10, 1996. On October 2, 2001, shareholders of Registrant approved a proposal to convert Registrant to an open-end investment company. This amendment to the Notification is being filed to reflect Registrant's conversion to an open-end investment company, which will take effect on November 12, 2001.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

           Somerset Exchange Fund
           800 Scudders Mill Road
           Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2000

Name and address of agent for service of process:

           Terry K. Glenn
           800 Scudders Mill Road
           Plainsboro, New Jersey 08536

Check Appropriate Box:

           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES |X|           NO |_|

                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amendment to Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 9th day of November 2001.


                                    SOMERSET EXCHANGE FUND


                                    By:  /s/ Terry K. Glenn
                                         ------------------------
                                         Terry K. Glenn
                                         President


Attest:   /s/ Robert E. Putney, III
         -----------------------------
         Robert E. Putney, III
         Secretary

                                      2